Exhibit 99.3

VIA EMAIL

From: Arthur B. Drogue

To: Robert G. Brown

CC: [_________]

Subject: [______]

July 24, 2019

Bill,

Over the weekend you called me to say that you and Bob would remove me by written consent from the Board if I did not resign or retire.

Although you and Bob can take unilateral actions as majority stockholders at any time to remove directors, I believe the public company and its other stockholders would be materially harmed by the removal of another independent director.

Nasdaq requires that the Board have an independent majority on the Board, which is currently absent.

Nasdaq also requires that the Audit Committee and nominations committee (our Governance Committee) be all independent directors. Nasdaq Rule 5605(c)(2) requires that the Audit Committee be composed of “at least three members,” all of whom must be independent. Further, Nasdaq has said that 3 members was "really thin" (where we currently have only 2).

We must continue to have a truly independent Board and Committees, or we will be delisted and face potential SEC sanctions as noted in most recent communication we just received today from Nasdaq. A loss of independence also will have a huge negative market impact.

Over the past two years you and Bob have taken repeated actions as a control group to weaken Board independence, including:

●	Written consents attempting to remove Lorrence Kellar as an independent director.

●	Written consents attempting to amend the By-Laws to shift director nominations from the Governance Committee to the majority stockholders (in violation of Nasdaq rules).

●	Removing Jack Partridge as an independent director through "Against" votes in the May Stockholders meeting, forcing him to retire.

●	Trying to force your colleague and former employee, Panos L on the Board even though our long-time professional search firm found him unqualified.

On July 10, 2019, Bob sent the Board a list of seven grievances and asked the Board to either change and support him or resign. His grievances were unsupported, one-sided opinions, largely inaccurate factually, and contrary to the supportable views of the Audit and Governance Committees, management and various counsel.

When I disagreed with his grievance email, Bob responded on July 12, 2019, with a draft 13D amendment stating that he and unnamed others would remove me as a director through written consents.

Now you have joined the attack with your oral demands for me to resign or face removal.

We have to assume you and Bob are trying to stack the Board for your personal financial gain and protection, including your companies, and then use the public company as a shield and source of funds in support of your future litigation matters and your other businesses, all to the detriment of other SGRP stockholders.

The Board's duties are to the public company, not affiliates or other former vendors, and to all stockholders, not just the two of you.

No director can in good faith support giving either of you a blank check to bail yourselves out of financial difficulties at the expense of SGRP’s other stockholders.

You also are at risk by supporting these actions, as they may be impermissible interference with the SBS Bankruptcy Proceeding.

In light of the above, I will not retire or resign as you and Bob demand.

Regards, Art Drogue